Exhibit 99.1

NAPCO Announces Fourth Quarter and Fiscal Year 2016 Results

- Record Annual Sales of $82.5 Million -

- Record Quarterly Sales of $24.1 Million -

- Record Quarterly Net income of $3.4 Million or $0.18 Per Share -

- Annual Net Income Increases 19% to $5.8 Million or $0.31 Per Share -

- Management to Host Conference Call Today at 11 a.m. –

AMITYVILLE, N.Y., Sept. 6, 2016 /PRNewswire/ -- NAPCO Security Technologies, Inc. (NasdaqGS: NSSC), one of the world's leading solutions providers and manufacturers of high tech electronic intrusion security, IoT connected home, video and fire systems, as well as enterprise-class access control and door locking products, today announced financial results for its fourth quarter and fiscal year ended June 30, 2016.

Highlights:

•	Net sales for the fiscal year were a record $82.5 million, up 6% from the same period last year. Net sales for the fourth quarter were a record $24.1 million, up 5% from the same quarter last year.
•	Recurring revenue for the fiscal year and fourth quarter increased 63% and 68%, respectively, and grew sequentially by 14%.
•	Income before taxes for fiscal 2016 increased 21% to $6.1 million from $5.1 million a year ago.
•	Earnings per share (diluted) for the fiscal year increased 24% to $0.31, as compared to $0.25 for the same period a year ago. Earnings per share (diluted) for the fourth quarter was $0.18, as compared to $0.18 last year.
•	Cash flows from operating activities for fiscal 2016 were a record high of $9.2 million, increasing by 136% versus fiscal 2015.
•	Debt, net of cash decreased $7.4 million to $1.0 million in fiscal 2016 and has been reduced by $34.9 million from $35.9 million since acquiring Marks in August of 2008.

Richard Soloway, Chairman and President, said, "On the heels of a strong fiscal 2015, we have delivered an even stronger fiscal 2016, with record-setting sales, net income and operating cash flows. Even more impressive is that this was the fifth consecutive quarter of record-breaking revenue. These gains were the direct result of strength in our electronic door locking systems, as well as recurring revenue generated from our StarLink® and iBridge® product lines."

Mr. Soloway continued, "Our recurring revenue businesses continued to deliver solid and consistent growth, with a sales increase of 63% for the 2016 fiscal year. StarLink alarm communicators, both in AT&T 3G/4G and Verizon CDMA versions, garnered substantial market share increases, as they provided a superior solution as replacements for aging 2G communicators, and as primary alarm communicators on new installations. The beginning of calendar 2016 also saw the highly successful and well-received launch of our StarLink Fire and commercial communicators. These introductions solidly position NAPCO in the lucrative fire alarm communicator category, which should see rapid future growth as fire systems reporting through increasingly obsolete traditional phone lines switch over to more advanced wireless technology."

"Another recurring revenue addition to the StarLink wireless communicator product family, which was showcased at ISC West and will be launched this Fall, is StarLink Connect, a universal cellular solution that can be installed on tens of millions of existing and newly-installed alarm systems and gives consumers control of a variety of connected home services. This IoT product provides alarm dealers with the ability to communicate alarm signals, program systems wirelessly, and supply customers with a mobile application to operate alarms and many of the iBridge connected home services, such as lighting control, energy management, remote video camera viewing and recording, as well as locking control, from any smart device."

Mr. Soloway added, "NAPCO takes pride in protecting colleges, universities and K-12 schools, across our country, with its broad, integrated line of security products, which uniquely offer superior product solutions. Our Company has played a leadership role in augmenting school safety and security preparedness by creating the proprietary School Access-control Vulnerability Index, or SAVI, audit system. SAVI quantitatively measures a school's security level in the form of an index and takes an active approach in training security dealers and end-user school officials on how to significantly reduce or prevent a mass incident. Sales have increased considerably for our school security products through our advanced wireless locking and access control solutions, marketed by our Alarm Lock, Marks and Continental Divisions and our high-technology alarm and communication systems from our NAPCO Division."

"Due to the strong growth opportunities in school security, we have hired a well-known expert in the field, Mr. Byron Thurmond, formerly of the Houston, Texas Independent School District, the 7th largest school system in the U. S. In conjunction with this appointment,  we have created a nationwide School Safety Sales Division, which is reporting directly to him. Our growth and profit from this business vertical, which is comprised of more than 100,000 K-12 schools and 10,000 higher-education institutions, should be greatly enhanced with this dedicated division."

Mr. Soloway concluded, "We have great confidence that we are well-positioned for vibrant, sustainable growth for the future and look forward to fiscal 2017.  Our significant market presence in product categories that generate recurring revenue, advanced access control and locking products and IoT Connected Home product entries, bodes well for continued growth of our topline sales. We believe that in today's world the need for innovative security solutions has never been greater and NAPCO, as a unique "pure play" public company within the security sector, offers shareholders a great opportunity to leverage our future successes."

Fiscal 2016 Results

Net sales for the three months ended June 30, 2016 increased 5% to a record $24.1 million, as compared to $23.0 million for the same period one year ago. Net sales for the year ended June 30, 2016 increased 6% to a record $82.5 million, as compared to $77.8 million for the same period one year ago. Selling, general and administrative expenses for the quarter were $5.9 million, or 24.4% of sales, as compared to $5.9 million, or 25.6 % of sales, for the same period in 2015. Selling, general and administrative expenses for the fiscal year were $21.3 million, or 25.8 % of sales, as compared to $20.8 million, or 26.7% of sales, for the same period in 2015. The increase was due primarily to additional sales staff and advertising expenditures to support ongoing product introductions.

Operating income for the three months ended June 30, 2016 increased 8% to $3.8 million as compared to $3.5 million for the same quarter a year ago. Operating income for the fiscal year ended June 30, 2016 increased 20% to $6.3 million as compared to $5.3 million for the same period a year ago. Adjusted EBITDA* for the three months ended June 30, 2016 increased 7 % to $4.1 million, or $0.22 per share, as compared to $3.9 million or $0.20 per share for the same quarter last year. Adjusted EBITDA* for the fiscal year ended June 30, 2016 increased 13% to $7.8 million, or $0.42 per share, as compared to $7.0 million, or $0.36 per share, for the same period a year ago (*see table attached).

Net income for the three months ended June 30, 2016 increased 3%, to a record $3.4 million, or $0.18 per share, as compared to $3.3 million, or $0.18 per share, for the same quarter last year. Net income for the fiscal year ended June 30, 2016 increased 19%, to $5.8 million, or $0.31 per share, as compared to $4.8 million, or $0.25 per share, for the same period last year.

Balance Sheet Summary

At June 30, 2016, the Company had $3.8 million in cash and cash equivalents, as compared to $2.3 million at June 30, 2015. NAPCO had working capital of $36.9 million as compared with working capital of $35.6 million at June 30, 2015. Current ratio was 5.1:1 at June 30, 2016 and 4.8:1 at June 30, 2015. Debt, net of cash, was $1.0 million at June 30, 2016 and $8.4 at June 30, 2015.

NAPCO Security Technologies, Inc. Annual Meeting of Stockholders

NAPCO Security Technologies, Inc. annual meeting is set for December 13, 2016, for shareholders of record as of October 25, 2016.

Conference Call Information: Management will conduct a conference call at 11 a.m. ET today, September 6, 2016. Interested parties may participate in the call by dialing 1-877-407-4018 or for international callers, 1-201-689-8471, about 5-10 minutes prior to the start time of 11 a.m. ET. The conference call will also be available on replay starting at 2 p.m. ET on September 6, 2016 and ending on September 13, 2016 at 11:59 p.m. ET. For the replay, please dial 1-877-870-5176 domestically, or 1-858-384-5517 for international callers, and use the replay access code 13644638. In addition, the call will be webcast and will be available on the Company's website at www.napcosecurity.com or by visiting http://public.viavid.com/index.php?id=121005.

About NAPCO Security Technologies, Inc.

NAPCO Security Technologies, Inc. is one of the world's leading solutions providers and manufacturers of high-technology electronic security, including recurring revenue, connected home, video, fire alarm, access control and door locking systems. The Company consists of four Divisions: NAPCO, its security and connected home segment, plus three wholly-owned subsidiaries: Alarm Lock, Continental Instruments, and Marks USA. Headquartered in Amityville, New York, its products are installed by tens of thousands of security professionals worldwide in commercial, industrial, institutional, residential and government applications. NAPCO products have earned a reputation for innovation, technical excellence and reliability, positioning the Company for growth in the multi-billion dollar and rapidly expanding electronic security market. For additional information on NAPCO, please visit the Company's web site at http://www.napcosecurity.com.

Safe Harbor Statement

This press release contains forward-looking statements that involve numerous risks and uncertainties. Actual results, performance or achievements could differ materially from those anticipated in such forward-looking statements as a result of certain factors, including those set forth in the Company's filings with the Securities and Exchange Commission

NAPCO SECURITY TECHNOLOGIES, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
June 30, 2016 and 2015
(In Thousands)

ASSETS

	2016	2015
CURRENT ASSETS
Cash and cash equivalents	$3,805	$2,346
Accounts receivable, net of reserves and allowances	19,012	17,994
Inventories	21,428	22,757
Prepaid expenses and other current assets	936	1,046
Deferred income taxes	703	880
Total Current Assets	45,884	45,023
Inventories - non-current	3,909	4,113
Deferred income taxes	436	634
Property, plant and equipment, net	6,049	6,234
Intangible assets, net	8,357	8,886
Other assets	134	147
TOTAL ASSETS	$64,769	$65,037

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
Current maturities of long term debt	$300	$1,600
Accounts payable	4,328	3,954
Accrued expenses	1,893	1,624
Accrued salaries and wages	2,467	2,250
Accrued income taxes	8	5
Total Current Liabilities	8,996	9,433
Long-term debt, net of current maturities	4,500	9,100
Total Liabilities	13,496	18,533
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS' EQUITY
Common Stock, par value $0.01 per share; 40,000,000 shares authorized; 21,049,243 and 21,049,243 shares issued; and 18,786,893 and 18,966,028 shares outstanding, respectively	211	210
Additional paid-in capital	16,622	16,133
Retained earnings	46,172	40,399
	63,005	56,742
Less: Treasury Stock, at cost (2,329,850 and 2,083,215 shares, respectively)	(11,732)	(10,238)
TOTAL STOCKHOLDERS' EQUITY	51,273	46,504
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$64,769	$65,037

NAPCO SECURITY TECHNOLOGIES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME

	Three months ended June 30,		Twelve months ended June 30,
	2016	2015	2016	2015
	(In thousands, except share and per share data)

Net sales	$24,059	$22,961	$82,513	$77,762
Cost of sales	14,421	13,618	54,929	51,715
Gross Profit	9,638	9,343	27,584	26,047
Selling, general, and administrative expenses	5,882	5,881	21,261	20,766
Operating Income	3,756	3,462	6,323	5,281
Other expense:
Interest expense, net	40	54	179	215
Other, net	(10)	3	--	5
	30	57	179	220
Income before Provision for Income Taxes	3,726	3,405	6,144	5,061
Provision for income taxes	288	65	371	216
Net Income	$3,438	$3,340	$5,773	$4,845
Net Income per share:
Basic	$0.18	$0.18	$0.31	$0.25
Diluted	$0.18	$0.18	$0.31	$0.25
Weighted average number of shares outstanding:
Basic	18,787,000	18,979,000	18,874,000	19,164,000
Diluted	18,804,000	18,989,000	18,894,000	19,169,000

NAPCO SECURITY TECHNOLOGIES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS

Years Ended June 30, 2016 and 2015 (In Thousands)

	2016	2015
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$5,773	$4,845
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	1,420	1,570
Charge to obsolescence reserve	(455)	(472)
Provision for doubtful accounts	(30)	66
Deferred income taxes	375	230
Non-cash stock based compensation expense	103	101
Changes in operating assets and liabilities:
Accounts receivable	(988)	(1,156)
Inventories	1,988	(1,388)
Prepaid expenses and other current assets	110	(57)
Income tax receivable	--	121
Other assets	--	6
Accounts payable, accrued expenses, accrued salaries and wages, accrued income taxes	864	21
Net Cash Provided by Operating Activities	9,160	3,887
CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of property, plant, and equipment	(693)	(730)
Net Cash Used in Investing Activities	(693)	(730)
CASH FLOWS FROM FINANCING ACTIVITIES
Principal payments on long-term debt	(5,900)	(1,600)
Proceeds from long-term debt	--	500
Cash paid for purchase of treasury stock	(1,108)	(2,194)
Net Cash Used in Financing Activities	(7,008)	(3,294)
Net Change in Cash and Cash Equivalents	1,459	(137)
CASH AND CASH EQUIVALENTS - Beginning	2,346	2,483
CASH AND CASH EQUIVALENTS - Ending	$3,805	$2,346
SUPPLEMENTAL CASH FLOW INFORMATION
Interest paid, net	$184	$215
Income taxes paid	$--	$29
Surrender of Common Shares	$54	$--

NAPCO SECURITY TECHNOLOGIES, INC. AND SUBSIDIARIES
NON-GAAP MEASURES OF PERFORMANCE* (unaudited)

	Three months ended June 30,		Twelve months ended June 30,
	2016	2015	2016	2015
	(In thousands)

Net income	$3,438	$3,340	$5,773	$4,845
Add back provision for income taxes	288	65	371	216
Add back interest and other expense	30	57	179	220
Operating income (GAAP)	3,756	3,462	6,323	5,281
Adjustments for non-GAAP measures of performance:
Add back amortization of acquisition-related intangibles	131	166	529	666
Add back stock-based compensation expense	11	--	103	100
Adjusted non-GAAP operating income	3,898	3,628	6,955	6,047
Add back depreciation and other amortization	251	260	891	904
Adjusted EBITDA (earnings before interest, taxes, depreciation and amortization)	$4,149	$3,888	$7,846	$6,951
Adjusted EBITDA per Diluted Share	$0.22	$0.20	$0.42	$0.36
Weighted average number of Diluted Shares outstanding	18,804,000	18,989,000	18,894,000	19,169,000

* Non-GAAP Information. Certain non-GAAP measures are included in this press release, including EBITDA, non-GAAP operating income and Adjusted EBITDA. We define EBITDA as GAAP net income plus income tax expense (benefit), net interest expense and depreciation and amortization expense. Non-GAAP operating income does not include impairment of goodwill, amortization of intangibles, restructuring charges, stock-based compensation expense and other infrequent or unusual charges. These non-GAAP measures are provided to enhance the user's overall understanding of our financial performance. By excluding these charges our non-GAAP results provide information to management and investors that is useful in assessing NAPCO's core operating performance and in comparing our results of operations on a consistent basis from period to period. The presentation of this information is not meant to be a substitute for the corresponding financial measures prepared in accordance with generally accepted accounting principles. Investors are encouraged to review the reconciliation of GAAP to non-GAAP financial measures included in the above.

Contacts:

Patrick McKillop
Director of Investor Relations
NAPCO Security Technologies, Inc.
OP: 800-645-9445 x 374
CP: 516-404-3597
pmckillop@napcosecurity.com

Three Part Advisors
Jeff Elliott
972-423-7070
jelliott@threepa.com